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                                                             EXHIBIT (H)(31)(B)

                   MORGAN STANLEY INVESTMENT MANAGEMENT INC.
                               522 FIFTH AVENUE
                              NEW YORK, NY 10036

May 1, 2015

American General Life Insurance Company
2919 Allen Parkway
Houston, Texas 77019

Ladies and Gentlemen:

The Universal Institutional Funds, Inc. (the "Fund"), Morgan Stanley Distribution, Inc. (the "Distributor"), Morgan Stanley Investment Management Inc. (the "Adviser"), American General Life Insurance Company (the "Company") and AIG Capital Services, Inc. have entered into a Participation Agreement, dated as of January 24, 1997, as may be amended from time to time (the "Participation Agreement"), providing for the purchase by the Company of Class I and/or Class II shares of certain series of the Fund specified on Schedule A to the Participation Agreement (the "Portfolios"), on behalf of the Company's separate account(s) to fund certain variable life and variable annuity contracts (the "Contracts"), each as specified on Schedule B to the Participation Agreement.

As consideration for various Fund-related administrative services that the Company will provide in connection with the issuance of the Contracts (the "Administrative Services"), the Adviser hereby agrees to pay to the Company, out of its own assets, during the term of the Participation Agreement, an annual fee (the "Supplemental Fee") calculated pursuant to the schedule set forth below, based on the average daily net assets invested in Class I and/or Class II Shares, as applicable, of the then offered Portfolios under the Contracts identified in the Participation Agreement (excluding all assets received during the guarantee (free look) periods from Contract holders that exercise their free look rights under the Contracts). We acknowledge that the Administrative Services to be provided by the Company (such as shareholder communication, record keeping and postage expenses) are ones for which the Adviser, or its affiliates, would otherwise bear the cost directly.

                               SUPPLEMENTAL FEES
-------------------------------------------------------------------------------
PORTFOLIO NAME                                                 CLASS I CLASS II
--------------                                                 ------- --------
Core Plus Fixed Income                                          ____%     n/a
Emerging Markets Debt                                           ____%    ____%
Emerging Markets Equity                                         ____%    ____%
Global Franchise                                                 ---     ____%
Global Infrastructure                                           ____%    ____%
Global Real Estate                                               ---     ____%
Global Strategist*                                              ____%    ____%

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
Growth                                                              ____% ____%
Mid Cap Growth                                                      ____% ____%
Small Company Growth                                                 ---  ____%
U.S. Real Estate                                                    ____% ____%

*  Formerly known as the Global Tactical Asset Allocation Portfolio.

Payment of the Supplemental Fee will be made on a quarterly basis during the month following the end of each calendar quarter and shall be prorated for any portion of such period during which this letter agreement is in effect for less than the full quarter. The Supplemental Fee will be calculated based on the average daily net assets invested in Class I and/or Class II Shares of the applicable Portfolio(s) under the Contracts over a calendar quarter (which shall be computed by totaling daily balances during the quarter and dividing such total by the actual days in the quarter).

The Company represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to such services. The Company further agrees to provide copies of any such records maintained and preserved, as reasonably requested by the Adviser or its representatives, to enable the Adviser or the Fund to monitor and review the Administrative Services provided by the Company, or comply with any request of the Board of Directors of the Fund, or a governmental body or a self-regulatory organization.

This letter agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument. In addition, this letter agreement may be amended only upon mutual consent of the parties hereto in writing and will terminate: (i) upon mutual agreement of the parties hereto,
(ii) upon thirty (30) days advance written notice by either party delivered to the other party, or (iii) automatically upon the termination of the Participation Agreement.

The terms of this letter agreement constitute the entire understanding and agreement between the Adviser and the Company as to the subject matter hereof and supersede any and all agreements, whether written or oral, regarding such subject matter made prior to the date on which this letter has been executed and delivered by the parties. In particular, this letter agreement hereby terminates and replaces (i) the letter agreement dated September 4, 2014 between the Adviser and the Company and (ii) the letter agreement dated May 1, 2000 between the Adviser and the Company (relating to the Participation Agreement, dated May 15, 1998, by and among the Company, the Adviser and the
Fund). In the event of any conflict between the provisions of this letter and the provisions of any other agreements between the parties hereto, the provisions of this letter shall control.

This letter and the agreement contained herein shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof.

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Each of the parties acknowledges and agrees that this letter and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

Sincerely,

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:
        ---------------------------------
Name:
        ---------------------------------
Title:
        ---------------------------------

AGREED and ACCEPTED:

AMERICAN GENERAL LIFE INSURANCE COMPANY

By:
        ---------------------------------
Name:
        ---------------------------------
Title:
        ---------------------------------
Date:
        ---------------------------------

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